Exhibit 4.96
LEASE CONTRACT

Lessor:	Beijing Shunfeng Runlin Technology and Trade Co., Ltd. (“Party A”)
Address:	Lianying Village, Quanying Town, Shunyi District, Beijing
Legal Representative:	Liu Jingjie
Business License No.:	110113010400385
Telephone:	(010) 60443648

Lessee:	Beijing Ninetown Sky Eco-Agriculture Co., Ltd. (“Party B”)
Address:	A 22nd Floor, Majestic Towers, No. 20 East Gongti Road, Chaoyang District, Beijing
Contract:	Liu Yu
Telephone:	(010) 65899757
In accordance with the relevant laws and regulations of China, Party A and Party B, adhering to the principle of equity and mutual benefit and the principle of consultation and consensus, reach the following agreements with respect to the lease contemplated hereunder.
I. General
1.
The premise for lease contemplated hereunder is located in the south of Lianying Village, with a total area of 14-acre site, including storehouses and office buildings and uncompleted canteens, staff dormitory, sewage pipes, etc. The uncompleted constructions shall be completed and delivered to Party B for normal use within thirty (30) calendar days after the execution of this Contract.

2.
Party A has completed the legal procedures for leasing the land and the buildings (a copy of the original land lease contract, the plan for the constructions, and a copy of the business license with company chop affixed shall be provided to Party B as attached appendixes, and shall have the same binding effect as this Contract).

3.
Under the lease, Party B will conduct, at its discretion, independent and comprehensive management of the land and the plant, while Party A shall not intervene in the management of the premise and the operations of Party B.

II. Term of the Lease
The term of this lease is three (3) years, starting from March 1st, 2010 and ending February 28th, 2013.
III. Rent and Payment Methods
The rent for this Contract shall be paid to Party A annually, no later than March 5th of each year.
Detailed payment schedules are as follows:
The first year: the rent of RMB 550,000 shall be paid before March 5th, 2010;
The second year: the rent of RMB 550,000 shall be paid before March 5th, 2011;
The third year: the rent of RMB 550,000 shall be paid before March 5th, 2012.

IV. Delivery of the Premise
1.
Within three (3) working days after the execution of this Contract, Party B shall pay RMB 200,000 of the first year’s rent as advance payment for the lease. The remaining RMB 350,000 balance of the first year’s rent shall be paid before March 5th, 2010. Upon receipt of the advance payment by Party A from Party B, Party B may enter and begin using the premise.

2.
Party A warrants that, within thirty (30) calendar days after the execution of this Contract, it shall complete the decoration of the office building and the three utility supplies in the No. 2 storehouse, including the installation of the sanitary water lines, sewage lines, electricity and heat equipments, and deliver them to Party B for use.

3.
Party A agrees that, within thirty (30) calendar days after the execution of this Contract, it shall provide Party B with one (1) 160-kilowatt adapter with regular electricity supply, and also it shall provide Party B with one (1) 160-meter deep well, to ensure Party B’s access to water and electricity for daily use and production. During the term of this Contract, the charge for electricity is RMB 1 per kilowatt-hour and the charge for water is RMB 3 per ton; and Party B shall confirm the monthly charges for the electricity and water based on the actual amount used and pay the fees to Party A at the beginning of the following month.

4.
If Party A fails to deliver the storehouse or equipments to Party B for use according to the above sections 2 and 3, for each day of delay, Party A shall pay Party B a penalty of 5‰ of the annual rent.

V. Other Relevant Rights and Obligations
1.
Party B has the right and obligation to reasonably use and actively maintain and repair the premise, and Party A has the right to supervise the use of the premise to make sure it is free of any damages or losses.

2.	Party A is obligated to maintain the cement road in good condition for passage within the boundary of the premise, and is in charge of the greening work within the boundary of the premise.
3.	Party B shall bear by itself the expenses for telephone and broadband internet access. Party A shall assist in the clearing and management of the daily garbage and Party B shall bear the cost.
4.	Party A is obligated to help Party B in coordinating with the neighbors and assist Party B in the efficient handling of the social security and general management.
5.	Party A undertakes that during the term of this Contract, Party B’s use of the premise may not be affected by the transfer or mortgage of the land and the constructions on the ground under the lease.
6.
Party B shall obtain Party A’s prior consent regarding temporarily building fixtures to the site within the term of this Contract, and Party B undertakes that, upon the expiration of this Contract, the fixtures shall be owned by Party A and that all temporary buildings shall be vacated.

7.	Party A shall issue its official invoice to Party B prior to March 1st of each year and Party B shall pay the rent for such year.

VI. Default Liability
1.
Party A shall make sure that the leased buildings and land that it delivers to Party B can be used normally. If the buildings and the land can not be used normally and Party B’s use is delayed therefore, for each day of delay, Party A shall pay Party B a penalty of 5‰ of the annual rent.

2.
Party B shall pay the annual rent to Party A on time and in full, and in case of any delay in the payment, a penalty shall be paid at the rate of 5‰ of the rent that are not paid on time per day. If the delay is over one (1) month, Party A has the right to retrieve the premise and Party B shall be liable for any losses incurred thereto.

3.
Both Parties shall fully perform the Contract during the term of this Contract and neither Party may breach the Contract. Both Parties undertake that if either Party breaches the Contract within the term of this Contract, the breaching Party shall pay half of the annual rent as liquidated damages for terminating the Contract.

4.
If Party B fails to perform the lease due to its poor performance, it shall notify Party A in writing one (1) month in advance. After obtaining the consent from Party A, Party B may terminate the Contract without incurring any liability.

VII. Exemption Clause
Neither Party shall be liable to the other Party due to the occurrence of any force majeure (earthquake, hurricane, flood, riot, war, etc.) during the term of this Contract. Neither Party shall be liable to the other Party in the event that the Contract is terminated due to governmental expropriation and demolition during the term of this Contract, provided however, that Party A shall notify Party B two (2) months in advance, return the rent for the rest of the year and then terminate the Contract.
VIII. Land Expropriation and Demolition
If Party A’s land and buildings referred to herein are subject to demolition due to governmental expropriation, the compensation for the land use rights and ground constructions received shall belong to Party A. Party A shall notify Party B two (2) months in advance, and shall offer Party B an exemption of one-month’s rent in addition to returning Party A’s rent for the rest of the year.
IX. Dispute Resolution
If there is any dispute during the performance of this Contract, the Parties shall resolve the disputes through friendly consultation. If the Parties fail to settle the disputes through consultation, the Parties may bring a law suit to the people’s court located where Party B resides.
X. Effectiveness of the Contract
This Contract shall be signed in two (2) original counterparts, each Party to hold one (1) original, and shall take effective as of the date of the signing and chopping hereof. The Parties may enter into supplemental agreements through consultation regarding matters not mentioned hereunder and the supplemental agreements shall have the same legal effect as this Contract.

No Further Text.
Party A: Beijing Shunfeng Runlin Technology and Trade Co., Ltd.
Legal Representative: /s/ Liu Jingjie
Chop:
Date: January 25, 2010
Party B: Beijing Ninetowns Sky Eco-Agriculture Co., Ltd.
Legal Representative:
Chop: [Seal]
Date: January 25, 2010